Exhibit 99

Investor Contact:	Mark E. Faford
(203) 229-2654
mefaford@archchemicals.com

Press Contact:	Dale N. Walter
(203) 229-3033
dnwalter@archchemicals.com

ARCH CHEMICALS REPORTS THIRD QUARTER 2008 EARNINGS AND

REAFFIRMS FULL-YEAR 2008 EARNINGS GUIDANCE

Highlights:

•

Third quarter 2008 earnings were $0.68 per share and include a $0.03 per share charge related to a pension settlement associated with severance recorded in 2007. Excluding the pension charge, earnings were $0.71 per share.

•	Third quarter results include a net benefit of $0.31 per share from the favorable antidumping duty ruling for the June 1, 2006 to May 31, 2007 review period.

•	Performance urethanes returned to profitability.

NORWALK, Conn., November 10, 2008 – ARCH CHEMICALS, INC. (NYSE: ARJ) announced sales of $367.9 million for the third quarter of 2008 compared to $376.5 million in 2007. Earnings per share from continuing operations for 2008 were $0.68 on $17.0 million of income; these results include a benefit of $0.31 per share from the favorable antidumping ruling. Third quarter 2008 operating results also include a charge of $0.8 million, net of tax, or $0.03 per share, related to a pension settlement associated with severance recorded in 2007. Excluding the pension settlement, 2008 earnings from continuing operations were $0.71 per share. Earnings per share from continuing operations in 2007 were $0.09 on $2.3 million of income, which included a tax charge of $0.12 per share due to a tax rate change in the United Kingdom and $0.04 per share for restructuring and included $0.20 per share of higher compensation-related expense as a result of the mark-to-market impact of the increased stock price associated with the Company’s performance-based stock awards and deferred compensation plans.

Segment operating income was $29.3 million for the third quarter of 2008, compared to $13.7 million in 2007. Included in 2008 segment operating income is an $11.5 million benefit related to the favorable antidumping duty ruling.

Commenting on third quarter performance, Michael E. Campbell, Arch Chemicals’ Chairman, President and CEO, stated, “Despite increasingly difficult market conditions, lower demand, and higher raw material and freight costs, I am pleased with our third quarter earnings. We delivered solid results driven by price increases in many of our businesses and by cost-reduction measures. In addition, the operating income from the performance urethanes business exceeded our expectations. Finally, third quarter earnings benefited from the favorable antidumping duty ruling relating to our Water Products business.”

The following compares segment sales and operating income (loss) for the third quarters of 2008 and 2007 (including equity in earnings of affiliated companies and excluding restructuring and impairment):

Treatment Products

Treatment Products reported sales of $310.9 million and operating income of $31.2 million compared with $317.3 million and $26.1 million in 2007, respectively.

HTH Water Products

HTH water products reported sales of $111.9 million and operating income of $17.3 million compared to sales of $108.6 million and operating income of $6.4 million for 2007.

Sales increased $3.3 million, or three percent, as improved pricing in Latin America and South Africa and favorable foreign exchange were partially offset by lower volumes. The lower volumes were due to unfavorable weather patterns in Latin America and Europe, mostly offset by increased demand in North America for products sold to repackers for private label products.

Operating income improved $10.9 million principally due to the benefit related to the favorable antidumping duty ruling for the June 1, 2006 to May 31, 2007 review period. The improved pricing and favorable foreign exchange were offset by higher freight and distribution costs.

Personal Care and Industrial Biocides

Personal care and industrial biocides reported sales of $78.8 million and operating income of $12.3 million compared to sales and operating income of $84.2 million and $15.1 million, respectively, in 2007.

Sales decreased $5.4 million, or six percent, due to lower volumes, partially offset by improved pricing and favorable foreign exchange. Lower volumes for biocides used in building products, due to the downturn in the U.S. construction market, and biocides used in personal care applications, partly due to timing, were partially offset by improved pricing principally for health and hygiene products.

Operating income decreased $2.8 million as lower volumes and higher raw material costs were partially offset by improved pricing and the benefit from the Company’s margin-improvement programs, which included optimizing customer mix and sourcing of the BIT molecule from third-party suppliers in the industrial biocides business.

Wood Protection and Industrial Coatings

Wood protection and industrial coatings reported sales of $120.2 million and operating income of $1.6 million compared to sales and operating income of $124.5 million and $4.6 million, respectively, in 2007.

Sales decreased $4.3 million, or three percent, as unfavorable volumes were partially offset by improved pricing and favorable foreign exchange. In the wood protection business, lower volumes in the North American residential sector, due to the continued downturn in the U.S. construction market, were partially offset by higher demand in the industrial sector. In the industrial coatings business, lower volumes in western Europe, resulting from poor economic conditions, were partially offset by increased demand in eastern Europe. On a global basis, the wood protection business had higher prices for products used in both residential and industrial applications. The industrial coatings business increased prices in the western and eastern European regions.

Operating income was $3.0 million lower than the prior year as higher raw material costs for both businesses and lower volumes more than offset the improved pricing and the impact of foreign exchange.

Performance Products

Performance Products reported sales of $57.0 million and operating income of $5.7 million compared with sales and operating income of $59.2 million and $3.3 million, respectively, in 2007.

Performance urethanes sales decreased $2.7 million. Lower volumes in the polyol and glycol markets, principally due to the slowing U.S. economy, were mostly offset by improved pricing in response to rising raw material costs. Operating income increased $2.4 million as price increases more than offset higher raw material costs, principally for propylene and ethylene, and lower volumes.

Hydrazine sales and operating results were comparable to the third quarter of 2007.

General Corporate Expenses

General corporate expenses were lower than the prior year as the 2007 quarter included higher compensation-related expense as a result of the mark-to-market impact of the higher stock price during the third quarter of 2007 on the Company’s performance-based stock awards and deferred compensation plans. In addition, general corporate expenses were lower due to a decrease in pension expense in the current year quarter.

Antidumping Ruling

At the request of the Company’s supplier, the U.S. Department of Commerce (“DOC”) initiated an administrative review to determine the final antidumping duty rate on imports of the Company’s chlorinated isocyanurates (“isos”) during the period of June 1, 2006 through May 31, 2007. The DOC has determined that the final rate for the Company’s supplier for this period should be reduced from 76% to less than 1%. As a result, the Company recorded a pre-tax benefit of $12.7 million (including interest income of $1.2 million) in the third quarter of 2008. A notice of appeal has been filed with the Court of International Trade contesting the DOC’s determination. The appeal will likely delay the cash refund of the duty to the Company until the appeal is completed.

Based upon the final determination for the period of June 1, 2006 through May 31, 2007, the Company has begun paying cash deposits for future imports at a rate of approximately 1%.

An administrative review has also commenced to determine the final rate for the period June 1, 2007 to May 31, 2008.

Purchase of Advantis Technologies Business

On October 10, 2008 the Company completed its acquisition of the water treatment chemicals business of Advantis Technologies for approximately $124 million in cash, based upon an estimate of working capital at closing, and no debt. This purchase price is subject to a post-closing adjustment based upon final working capital. The acquisition was financed by borrowings from the Company’s existing revolving credit facility.

2008 Outlook

The Company reaffirms its forecast of earnings from continuing operations for the full year 2008 to be in the range of $2.20 to $2.30 per share. The accretive impact of the Advantis acquisition and improved operating results of the performance urethanes business are expected to be offset by the increasingly challenging market environment and weak demand for global wood protection products. Excluded from the guidance is the pension settlement recognized in the third quarter of 2008.

Full year sales are now expected to increase by approximately two percent. The decrease from previous guidance is due to lower volumes and unfavorable foreign exchange partially offset by the favorable impact of the Advantis acquisition. Depreciation and amortization are estimated to be approximately $48 million. Capital spending is anticipated to be in the range of $50 to $55 million. The effective tax rate is estimated to be 36 to 37 percent.

The Company anticipates (loss) earnings per share from continuing operations in the fourth quarter of 2008 to be in the range of $(0.07) to $0.03, compared to earnings per share from continuing operations of $0.42 during the fourth quarter of 2007, which included a net benefit of $0.30 per share from the favorable antidumping duty ruling for the period from December 16, 2004 to May 31, 2006. In addition, the fourth quarter of 2007 included a benefit of approximately $0.15 per share related to the mark-to-market impact on compensation expense for share-based compensation plans and a net charge of $0.01 for special items.

Commenting on the Company’s outlook, Mr. Campbell said: “We have raised our selling prices wherever possible, and we will continue to implement cost-reduction initiatives to mitigate ongoing pressures from the challenging macroeconomic environment. Our intense focus on our core biocides businesses, including our recent acquisition expanding our water treatment business and our profit-margin improvement programs, will help minimize the impact of the economic slowdown on our Company and benefit Arch in these challenging times.”

Note: All references to earnings per share above reflect diluted earnings per share.

About Arch

Headquartered in Norwalk, Connecticut (USA), Arch Chemicals, Inc. is a global Biocides company with annual sales of approximately $1.5 billion. Arch and its subsidiaries provide innovative, chemistry-based solutions to control the growth of harmful microbes. The Company’s concentration is in water, hair and skin care products, treated wood, paints and coatings, building products and health and hygiene applications. Arch Chemicals operates in two segments: Treatment Products and Performance Products. Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia, Australia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

•	Listen in live to Arch Chemicals’ third quarter 2008 earnings conference call on Monday, November 10, 2008 at 11:00 a.m. (ET) at http://www.archchemicals.com.

•

If members of the public wish to access Arch’s live earnings call in a listen-only mode, dial: (888) 600-4869, passcode 7413409, in the United States, or (913) 312-6680, passcode 7413409, outside the United States.

•

A telephone replay will be available from 1:00 p.m. on Monday November 10, 2008 until 6:00 p.m. (ET) on Monday, November 17, 2008. The replay number is (888) 203-1112, passcode 7413409; from outside the United States, please call (719) 457-0820, passcode 7413409.

Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management’s beliefs, certain assumptions made by management and management’s current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “opines,” “plans,” “predicts,” “projects,” “should,” “targets” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; lack of growth in U.S. and European economies; increases in interest rates; economic conditions in Asia; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. or foreign laws and regulations; increased competitive and/or customer pressure; the Company’s ability to maintain chemical price increases; higher-than-expected raw material and energy costs and availability for certain chemical product lines; a change in the antidumping duties on certain products; price increases due to changes in Chinese taxes related to exports from China; increased foreign competition in the calcium hypochlorite markets; inability to obtain transportation for our chemicals; unfavorable court decisions, including unfavorable decisions in appeals of antidumping rulings, arbitration or jury decisions or tax matters; the supply/demand balance for the Company’s products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled, such as the China plant; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or Company plants; a decision by the Company not to start up the hydrates manufacturing facility; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; the impact of global weather changes; changes in the Company’s stock price; ability to obtain financing at attractive rates; financial market disruptions that impact our customers or suppliers; and gains or losses on derivative instruments.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Income (a)

(In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Sales	$367.9	$376.5	$1,184.6	$1,143.4
Cost of Goods Sold (b)	258.7	273.3	845.0	813.2
Selling and Administration	74.9	84.5	225.6	232.6
Research and Development	5.1	5.1	17.0	14.8
Other (Gains) and Losses (c)	—	—	—	(12.8)
Restructuring Expense (d)	1.3	0.9	1.3	7.5
Impairment Charge (d)	—	—	—	8.6
Interest Expense, Net (e)	1.2	3.1	7.2	11.4

Income from Continuing Operations Before Equity in Earnings of Affiliated Companies and Taxes	26.7	9.6	88.5	68.1
Equity in Earnings of Affiliated Companies	0.1	0.1	0.2	0.3
Income Tax Provision (f)	9.8	7.4	32.8	29.6

Income from Continuing Operations	17.0	2.3	55.9	38.8
Income from Discontinued Operations, Net of Tax (g)	—	—	—	0.9
Loss on Sale of Discontinued Operations, Net of Tax (h)	—	(14.9)	—	(14.9)

Net Income (Loss)	$17.0	$(12.6)	$55.9	$24.8

Basic Income (Loss) Per Share:
Continuing Operations	$0.68	$0.09	$2.25	$1.59
Income from Discontinued Operations, Net of Tax (g)	—	—	—	0.03
Loss on Sale of Discontinued Operations, Net of Tax (h)	—	(0.61)	—	(0.61)

Basic Income (Loss) Per Share	$0.68	$(0.52)	$2.25	$1.01

Diluted Income (Loss) Per Share:
Continuing Operations	$0.68	$0.09	$2.24	$1.58
Income from Discontinued Operations, Net of Tax (g)	—	—	—	0.03
Loss on Sale of Discontinued Operations, Net of Tax (h)	—	(0.60)	—	(0.60)

Diluted Income (Loss) Per Share	$0.68	$(0.51)	$2.24	$1.01

Weighted Average Common Shares Outstanding - Basic	24.8	24.6	24.8	24.4
Weighted Average Common Shares Outstanding - Diluted	25.0	24.8	25.0	24.6

(a)	Unaudited.
(b)	The three months and nine months ended September 30, 2008 include an $11.5 million benefit related to the favorable antidumping duty ruling for the period of review from June 1, 2006 through May 31, 2007. The nine months ended September 30, 2007 include $0.4 million of inventory disposal costs associated with the Company's decision to discontinue manufacturing its BIT molecule (“BIT restructuring”).
(c)	Represents a gain for the completion of a contract with the U.S. Government.
(d)	The three months and nine months ended September 30, 2008 represent a charge related to a pension settlement associated with severance recorded in 2007. 2007 includes severance, the write-down of manufacturing assets and other related costs principally associated with the BIT restructuring.
(e)	The three months and nine months ended September 30, 2008 include $1.2 million of interest income related to the favorable antidumping duty ruling.
(f)	The three months and nine months ended September 30, 2007 include a $3.0 million charge for a change in the U.K. tax rate related to a pension adjustment previously recorded in equity.
(g)	Represents the results of operations, net of tax, for the performance urethanes business in Venezuela through the date of sale in September 2007.
(h)	Represents the loss on sale of the performance urethanes business in Venezuela.

Arch Chemicals, Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

	September 30, 2008 (a)	December 31, 2007
Assets:
Cash & Cash Equivalents	$57.5	$73.7
Accounts Receivable, Net (b)	184.1	182.7
Short-Term Investment (b)	67.9	64.1
Inventories, Net	199.8	207.1
Other Current Assets	27.0	31.6

Total Current Assets	536.3	559.2
Investments and Advances - Affiliated Companies at Equity	1.8	1.9
Property, Plant and Equipment, Net	214.0	201.4
Goodwill	196.5	206.8
Other Intangibles	143.4	149.6
Other Assets	70.2	75.3

Total Assets	$1,162.2	$1,194.2

Liabilities and Shareholders' Equity:
Short-Term Borrowings	$22.4	$29.1
Current Portion of Long-Term Debt	62.0	0.3
Accounts Payable	182.9	199.5
Accrued Liabilities	81.1	108.0

Total Current Liabilities	348.4	336.9
Long-Term Debt	118.6	178.8
Other Liabilities	183.4	204.1

Total Liabilities	650.4	719.8
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 100.0 Shares:
24.8 Shares Issued and Outstanding (24.7 in 2007)	24.8	24.7
Additional Paid-in Capital	455.4	451.6
Retained Earnings	87.9	47.0
Accumulated Other Comprehensive Loss	(56.3)	(48.9)

Total Shareholders’ Equity	511.8	474.4

Total Liabilities and Shareholders’ Equity	$1,162.2	$1,194.2

(a)	Unaudited.
(b)	The Company sold certain accounts receivable through an accounts receivable securitization program, see Form 10-K for additional information. As a result, accounts receivable have been reduced, and the Company's retained interest in such receivables has been reflected as a short-term investment. At both September 30, 2008 and December 31, 2007, the Company had not sold any participation interests in such accounts receivable.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Cash Flows (a)

(In millions)

Nine Months Ended September 30,	2008	2007
Operating Activities:
Net Income	$55.9	$24.8
Adjustments to Reconcile Net Income to Net Cash and Cash Equivalents Provided by Operating Activities:
Income from Discontinued Operations	—	(0.9)
Loss on Sale of Discontinued Operations	—	14.9
Equity in Earnings of Affiliates	(0.2)	(0.3)
Depreciation and Amortization	33.7	33.7
Deferred Taxes	12.9	10.2
Impairment	—	8.6
Restructuring (Payments) Expense, Net	(0.7)	2.6
Other (Gains) And Losses	—	(12.8)
Changes in Assets and Liabilities, Net of Purchase and Sale of Businesses:
Accounts Receivable Securitization Program	—	—
Receivables	(12.5)	(1.3)
Inventories	2.3	(22.2)
Other Current Assets	0.7	(1.5)
Accounts Payable and Accrued Liabilities	(34.9)	7.4
Noncurrent Liabilities (b)	(8.2)	(27.0)
Other Operating Activities	(10.6)	10.5

Net Operating Activities from Continuing Operations	38.4	46.7
Cash Flows of Discontinued Operations	—	(1.2)

Net Operating Activities	38.4	45.5

Investing Activities:
Capital Expenditures	(41.3)	(27.9)
Business Acquired in Purchase Transaction, Net of Cash Acquired	(0.2)	(14.3)
Proceeds from Sale of a Business	3.7	9.6
Proceeds from Sale of Land and Property	0.7	2.8
Other Investing Activities	—	(1.9)
Cash Flows of Discontinued Operations	—	—

Net Investing Activities	(37.1)	(31.7)

Financing Activities:
Long-Term Debt Borrowings	60.0	150.0
Long-Term Debt Repayments	(58.6)	(190.1)
Short-Term Borrowings (Repayments), Net	(5.1)	6.1
Dividends Paid	(15.0)	(14.7)
Cash Flows of Discontinued Operations	—	(0.8)
Proceeds from Stock Options Exercised and Other Financing Activities	1.1	15.0

Net Financing Activities	(17.6)	(34.5)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	0.1	1.6

Net Decrease in Cash and Cash Equivalents	(16.2)	(19.1)
Cash and Cash Equivalents, Beginning of Year	73.7	82.4

Cash and Cash Equivalents, End of Period	$57.5	$63.3

(a)	Unaudited.
(b)	The nine months ended September 30, 2007 includes a $36.4 million voluntary contribution for the Company’s U.S. pension plans.

Arch Chemicals, Inc.

Segment Information (a)

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Sales:
Treatment Products:
- HTH Water Products	$111.9	$108.6	$401.3	$395.1
- Personal Care and Industrial Biocides	78.8	84.2	246.8	243.8
- Wood Protection and Industrial Coatings	120.2	124.5	367.8	331.5

Total Treatment Products	310.9	317.3	1,015.9	970.4
Performance Products:
- Performance Urethanes	52.5	55.2	154.3	159.5
- Hydrazine	4.5	4.0	14.4	13.5

Total Performance Products	57.0	59.2	168.7	173.0

Total Sales	$367.9	$376.5	$1,184.6	$1,143.4

Segment Operating Income (Loss) (b):
Treatment Products:
- HTH Water Products (c)	$17.3	$6.4	$66.7	$52.9
- Personal Care and Industrial Biocides (d)	12.3	15.1	44.2	41.8
- Wood Protection and Industrial Coatings	1.6	4.6	5.3	12.9

Total Treatment Products	31.2	26.1	116.2	107.6
Performance Products:
- Performance Urethanes	5.7	3.3	3.4	10.0
- Hydrazine (e)	—	—	0.2	13.2

Total Performance Products	5.7	3.3	3.6	23.2

	36.9	29.4	119.8	130.8
General Corporate Expenses (f)	(7.6)	(15.7)	(22.6)	(34.5)

Total Segment Operating Income Including Equity in Earnings of Affiliated Companies	29.3	13.7	97.2	96.3
Equity in Earnings of Affiliated Companies	(0.1)	(0.1)	(0.2)	(0.3)
Restructuring and Impairment (g)	(1.3)	(0.9)	(1.3)	(16.5)

Total Operating Income	27.9	12.7	95.7	79.5
Interest Expense, Net (h)	(1.2)	(3.1)	(7.2)	(11.4)

Income from Continuing Operations Before Equity in Earnings of Affiliated Companies and Taxes	$26.7	$9.6	$88.5	$68.1

(a)	Unaudited.
(b)	Includes equity in earnings of affiliated companies and excludes restructuring and impairment.
(c)	The three months and nine months ended September 30, 2008 include an $11.5 million benefit related to the favorable antidumping duty ruling for the period of review from June 1, 2006 through May 31, 2007.
(d)	Year-to-date 2007 excludes $0.4 million of inventory disposal costs associated with the Company's decision to discontinue manufacturing its BIT molecule ("BIT restructuring").
(e)	Year-to-date 2007 includes a $12.8 million gain for the completion of a contract with the U.S Government.
(f)	Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company's accounts receivable securitization program and certain pension expenses.
(g)	The three months and nine months ended September 30, 2008 represent a charge related to a pension settlement associated with severance recorded in 2007. 2007 includes severance, the write-down of manufacturing assets and other related costs principally associated with the BIT restructuring.
(h)	The three months and nine months ended September 30, 2008 include $1.2 million of interest income related to the favorable antidumping duty ruling.

Arch Chemicals, Inc.

Reconciliation of GAAP to Non-GAAP Information

(In millions, except per share amounts)

The following table reconciles income and diluted income per share from continuing operations for the three months ended September 30, 2008 to income and diluted income per share from continuing operations before a pension settlement associated with severance which was recorded in 2007. The table is being provided in order to provide comparability to the Company's earnings guidance for the three months ended September 30, 2008.

	Three Months Ended September 30, 2008
	Income	EPS
Income from Continuing Operations	$17.0	$0.68
Add: Pension settlement, net of tax	0.8	0.03

Income from Continuing Operations before pension settlement	$17.8	$0.71

The following table reconciles income and diluted income per share from continuing operations for the three months ended September 30, 2007 to income and diluted income per share from continuing operations before restructuring, the impact of the change in the U.K. tax rate on the Company's pension plans in the U.K., and the impact of the increase in the Company's stock price on compensation expense related to the Company's share-based compensation programs for the three months ended September 30, 2007.

The table is being provided in order to provide comparability for the three months ended September 30, 2008.

	Three Months Ended September 30, 2007
	Income	EPS

Income from Continuing Operations	$2.3	$0.09
Add: Restructuring, net of tax	0.8	0.04
Add: Impact of U.K. tax rate change on U.K. pension plans	3.0	0.12
Add: Mark-to-market impact on compensation expense, net of tax	5.1	0.20

Income from Continuing Operations before restructuring, the impact of the U.K. tax rate change on U.K. pension plans and mark-to-market impact on compensation expense	$11.2	$0.45

The following table reconciles the estimate of diluted income per share from continuing operations for full year 2008 to the estimate of diluted income per share from continuing operations for full year 2008 before a pension settlement associated with severance which was recorded in 2007. The table is being provided in order to reconcile the Company's earnings guidance for full year 2008 to GAAP.

Year Ended December 31, 2008
Diluted Income Per Share:
Income from Continuing Operations	$2.17-$2.27
Add: Pension settlement, net of tax	0.03

Income from Continuing Operations before pension settlement	$2.20-$2.30